Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

August 12, 2009

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Total Nutraceutical Solutions, Inc. File No. 000-52864

Ladies and Gentlemen:

We have read the statements that we understand Total Nutraceutical Solutions, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ Moore & Associates Chartered

Moore & Associates Chartered

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501